SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT SEPTEMBER 23, 1996

                           THE SPORTS AUTHORITY, INC.
                           -----------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                1-13426             36-3511120
- ----------------------------         -------       ----------------------------
(STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)

3383 N. STATE ROAD 7, FT. LAUDERDALE, FLORIDA               33319
- -------------------------------------------------------------------------------
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)               (ZIP CODE)

                                 (954) 735-1701
                             -----------------------
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)
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ITEM 5.  OTHER EVENTS

         On September 20, 1996, the Company issued $149.5 million of 5.25% convertible subordinated notes due September 15, 2001. The notes are convertible at the option of the holder into shares of common stock of the Company at a conversion rate of 30.6419 shares for each $1,000 principal amount of notes, or a conversion price of $32.635 per share. The notes are redeemable at the option of the Company on or after September 15, 1999 at 102.1% of par and on or after September 15, 2000 at 101.05% of par.

         The net proceeds of the issuance of the notes amount to $145.8 million, which the Company intends to use to repay $40 million of borrowings under its $110 million revolving credit facility, to finance the acquisition and development of new stores and for general corporate purposes. Since the Company has decided to acquire, develop and own a number of its new stores, and begin implementation of a logistics program involving creation of a network of regional distribution centers, the Company currently expects that its capital expenditures will be up to $100 million and $120 million in 1996 and 1997, respectively.

         The notes and the common stock issuable on conversion thereof have not been registered under the Securities Act of 1933. The Company has entered into a registration rights agreement with the initial purchaser of the notes requiring it to file a registration statement with the Commission not later than December 19, 1996 covering resales of the notes and shares of common stock, and to use reasonable efforts to cause the registration statement to be declared effective as provided in the registration rights agreement.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       THE SPORTS AUTHORITY, INC.

Date:  September 23, 1996              By:  /s/ ANTHONY F. CRUDELE
                                       --------------------------------------
                                       Anthony F. Crudele
                                       Senior Vice President and
                                       Chief Financial Officer
                                       (Principal Financial and
                                       Accounting Officer)


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